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COLUMBIA FUNDS SERIES TRUST II

EXHIBIT 77M

REDOMICILING OF COLUMBIA AMT-FREE TAX-EXEMPT BOND FUND

On March 7, 2011, Columbia AMT-Free Tax-Exempt Bond Fund (the Redomiciling
Fund), a series of RiverSource Tax-Exempt Series, Inc., was reorganized into a newly formed series of Columbia Funds Series Trust II (the New Fund).

BOARD ACTION: Board members of the Redomiciling Fund, at a meeting held on November 11, 2010, approved an Agreement and Plan of Redomiciling (the Agreement). The Board determined that participation in the Redomiciling was in the best interests of the Redomiciling Fund and that the interests of existing shareholders of the Redomiciling Fund would not be diluted as a result of the Redomiciling.

SHAREHOLDER APPROVAL: The shareholders of the Redomiciling Fund approved the Agreement between the Redomiciling Fund and the New Fund at a special meeting of shareholders held on February 15, 2011.

TERMS OF THE REDOMICILING: Under the Agreement, the Redomiciling Fund transferred all of its assets attributable to Class A, Class B, Class C and Class Z shares to the New Fund in exchange for Class A, Class B, Class C and Class Z shares of the New Fund, respectively. Those shares were distributed proportionately to the shareholders of the Redomiciling Fund. The New Fund assumed the liabilities of the Redomiciling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. Columbia Management Investment Advisers, LLC agreed to bear the costs of the Redomiciling.

REDOMICILING OF COLUMBIA MID CAP GROWTH OPPORTUNITY FUND

On March 7, 2011, Columbia Mid Cap Growth Opportunity Fund (the Redomiciling
Fund), a series of RiverSource Equity Series, Inc., was reorganized into a newly formed series of Columbia Funds Series Trust II (the New Fund).

BOARD ACTION: Board members of the Redomiciling Fund, at a meeting held on November 11, 2010, approved an Agreement and Plan of Redomiciling (the Agreement). The Board determined that participation in the Redomiciling was in the best interests of the Redomiciling Fund and that the interests of existing shareholders of the Redomiciling Fund would not be diluted as a result of the Redomiciling.

SHAREHOLDER APPROVAL: The shareholders of the Redomiciling Fund approved the Agreement between the Redomiciling Fund and the New Fund at a special meeting of shareholders held on February 15, 2011.

TERMS OF THE REDOMICILING: Under the Agreement, the Redomiciling Fund transferred all of its assets attributable to Class A, Class B, Class C, Class I, Class R, Class R3, Class R4 and Class Z shares to the New Fund in exchange forClass A, Class B, Class C, Class I, Class R, Class R3, Class R4 and Class Z shares of the New Fund, respectively. Those shares were distributed proportionately to the shareholders of the Redomiciling Fund. The New Fund assumed the liabilities of the Redomiciling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. Columbia Management Investment Advisers, LLC agreed to bear the costs of the Redomiciling.